Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Vertex Energy, Inc.

We consent to incorporation by reference in this Post-Effective Amendment No. 1 to Form S-8 Registration Statement (File No. 333-162290) of Vertex Energy, Inc. (the “Company”), to be filed with the Commission on or about September 25, 2012 of our Reports of Independent Registered Public Accounting Firm dated March 26, 2012, March 23, 2011, and March 26, 2010, relating to the consolidated financial financial statements the Company, included in the Company’s Annual Reports on Form 10-K for its fiscal years ended December 31, 2011, 2010 and 2009, respectively.

LBB & Associates Ltd., LLP

Houston, Texas
September 25, 2012